CONSENT OF MARK V. AFABLE, ESQ.

I hereby consent to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information included in Post-Effective Amendment No. 14 to the Registration Statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of American Family Life Insurance Company (File No. 333-147408).

/s/ Mark V. Afable
Mark V. Afable
Chief Legal Officer

April 10, 2018